Exhibit 15 (ix) under Form N-1A
Exhibit 10 under Item 601/Reg. S-K

ADVISORY CONTRACT

OLD WESTBURY FUNDS, INC. (the "Fund")
Old Westbury Core Equities Fund (the "Portfolio")
Federated Investors Funds
5800 Corporate Drive
Pittsburgh, Pennsylvania  15237-7010

November 13, 1997

Bessemer Trust Company, N.A.
630 Fifth Avenue
New York, New York  10111

Gentlemen:

      We herewith confirm our agreement with you as follows:

      1. We propose to engage in the business of investing and reinvesting our assets in securities of the type, and in accordance with the limitations, specified in our Articles of Incorporation, By-Laws and Registration Statement filed with the Securities and Exchange Commission under the Investment Company Act of 1940 (the "1940 Act') and the Securities Act of 1933, including the Prospectus forming a part thereof (the "Registration Statement"), all as from time to time in effect, and in such manner and to such extent as may from time to time be authorized by our Board of Directors. We enclose copies of the documents listed above and will furnish you such amendments thereto as may be made from time to time.

      2. (a) We hereby employ you to manage the investment and reinvestment of our assets as above specified, and, without limiting the generality of the foregoing, to provide the management and other services specified below.

            (b) Subject to the general control of our Board of Directors, you will make decisions with respect to all purchases and sales of our portfolio securities. To carry out such decisions, you are hereby authorized, as our agent and attorney-in-fact, for our account and at our risk and in our name, to place orders for the investment and reinvestment of our assets. In all purchases, sales and other transactions in our portfolio securities you are authorized to exercise full discretion and act for us in the same manner and with the same force and effect as our corporation itself might or could do with respect to such purchases, sales or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions. In furtherance of such and subject to applicable law and procedures adopted by the Fund's Board of Directors, you may
(i) pay commissions to brokers other than yourself which are higher than such that might be charged by another qualified broker to obtain brokerage and/or research services considered by you to be useful or desirable for your investment management of the Portfolio and/or other advisory accounts of yours and any investment advisor affiliated with you: and (ii) consider the sales of shares of the Portfolio by brokers including your affiliates as a factor in your selection of brokers for Portfolio transactions.

            (c) You will report to our Board of Directors at each meeting thereof all changes in our portfolio since your prior report, and will also keep us in touch with important developments affecting our portfolio and, on your own initiative, will furnish us from time to time with such information as you may believe appropriate for this purpose, whether concerning the individual entities whose securities are included in our portfolio, the activities in which such entities engage, Federal income tax policies applicable to our investments, or the conditions prevailing in the money market or the economy generally. You will also furnish us with such statistical and analytical information with respect to our portfolio securities as you may believe appropriate or as we may reasonably request. In making such purchases and sales of our portfolio securities, you will comply with the policies set from time to time by our Board of Directors as well as the limitations imposed by our Amended Articles of Incorporation, the provisions of the Internal Revenue Code relating to regulated investment companies and the 1940 Act, and the limitations contained in the Registration Statement.

            (d) It is understood that you will from time to time employ, subcontract with or otherwise associate yourself with, entirely at your expense such persons as you believe to be particularly fitted to assist you in the execution of your duties hereunder.

            (e) You or your affiliates will also provide supervisory personnel who will be responsible for supervising and monitoring the performance of our Administrator in connection with its duties under our Administrative Services Agreement and for supervising the performance of other administrative services, accounting and related services, net asset value and yield calculations, reports to and filings with regulatory authorities, and services relating to such functions. Such personnel may be your employees or employees of your affiliates or of other organizations. It is understood that we have retained, at our expense, an Administrator to perform the operational components of the functions and services listed herein.

            (f) You or your affiliates will also furnish us such additional administrative supervision and such office facilities as you may believe appropriate or as we may reasonably request subject to the requirements of any regulatory authority to which you may be subject. We will reimburse you for all of our operating costs incurred by you, including rent, depreciation of equipment and facilities, interest and amortization of loans financing equipment used by us and all the expenses incurred to conduct our affairs. The amounts of such reimbursements shall from time to time be agreed upon between us.

      3. We agree, subject to the limitations described below, to be responsible for, and hereby assume the obligation for payment of, all our expenses including: (a) brokerage and commission expenses; (b) foreign, federal, state or local taxes, including issuance and transfer taxes incurred by or levied on us;
(c) commitment fees, certain insurance premiums and membership fees and dues in investment company organizations; (d) interest charges on borrowings; (e) charges and expenses of our custodian; (f) charges and expenses relating to the issuance, redemption, transfer and dividend disbursing functions for us; (g) telecommunications expenses; (h) recurring and non-recurring legal, accounting and recordkeeping expenses; (i) costs of organizing and maintaining the Fund's existence as a corporation; (j) compensation, including directors' fees, of any of our directors, officers or employees who are not your officers or officers employees of the Administrator or their affiliates, and costs of other personnel providing administrative and clerical service to us; (k) costs of providing shareholders' services, including charges and expenses of persons providing confirmations of transactions in the Portfolio's shares, periodic statements to shareholders and recordkeeping services, and costs of shareholders' reports, proxy solicitations, and corporate meetings; (l) fees and expenses of registering our shares under the appropriate federal securities laws and of qualifying our shares under applicable state securities laws, including expenses attendant upon the initial registration and qualification of these shares and attendant upon renewals of, or amendment to, those registrations and qualifications; (m) expenses of preparing, printing and delivering the initial registration statement and of preparing, printing and delivering the Prospectus to existing shareholders and of printing shareholder application forms for shareholder accounts; (n) fees and expenses payable to the Advisor, Distributor, Administrator, custodian, transfer agent and dividend agent; and (o) any other distribution or promotional expenses contemplated by an effective plan adopted by us pursuant to Rule 12b-1 under the Act. Our obligation for the foregoing expenses is limited by your agreement to be responsible, while this Agreement is in effect, for any amount by which our annual operating expenses, including distribution expenses, (excluding taxes, brokerage, interest and extraordinary expenses) exceed the limits on investment company expenses prescribed by any state in which the Portfolio's shares are qualified for sale.

      4. We will expect of you, and you will give us the benefit of, your best judgment and efforts in rendering these services to us, and we agree as an inducement to your undertaking these services that you will not be liable hereunder for any mistake of judgment or for any other cause, provided that nothing herein shall protect you against any liability to us or to our security holders by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder.

      5. (a) In consideration of the foregoing we will pay you a fee computed daily and payable monthly, in accordance with the following schedule: .70% of the first $100 million of the Portfolio's average net assets; .65% of the second $100 million of the Portfolio's average net assets; and .60% of the Portfolio's average net assets exceeding $200 million. Your fee will be accrued by us daily, and will be payable on the last day of each calendar month for services performed hereunder during that month or on such other schedule as you shall request of us in writing. You may waive your right to any fee to which you are entitled hereunder, provided such waiver is delivered to us in writing. Any reimbursement of our expenses, to which we may become entitled pursuant to paragraph 3 hereof, will be paid to us at the end of the month for which those expenses are accrued, at the same time as we pay your fee.

            (b) Pursuant to the Portfolio's Distribution and Service Plan, the Advisor will also act as a shareholder servicing agent for the Portfolio pursuant to which the Portfolio is permitted to pay the Advisor a maximum of
 .25% per annum of the Portfolio's average daily net assets to compensate it and to permit the Advisor to compensate banks, savings and loans and other financial institutions (the Advisor with such other institutions, each a "Shareholder Servicing Agent") whose clients are Portfolio shareholders for providing shareholder services. In addition, the Advisor may use the advisory fee for distribution and servicing functions on behalf of the Portfolio, compensating others, including banks, broker-dealers and other organizations whose customers or clients are shareholders of the Portfolio for providing assistance in distributing the Portfolio's shares and defraying the cost of shareholder servicing and other promotional activities. To the extent that you or your affiliates directly may make payments to banks, securities dealers and other third parties who engage in the sale of our shares or who render shareholder support services, and that such payments may be deemed indirect financing of an activity primarily intended to result in the sale of shares of the Portfolio within the context of Rule 12b-1 under the 1940 Act (the "Rule"), then such payments by you shall be deemed to be authorized under the Portfolio's Distribution and Service Plan adopted pursuant to the Rule. You, will, in your sole discretion, determine the amount of such payments and may from time to time in your sole discretion increase or decrease the amount the Portfolio is required to pay you or any person under this Agreement or any agreement. Any payments made by you for such purposes are subject to compliance with the terms of written agreements in a form satisfactory to the Fund's Board of Directors to be entered into by you and the participating organization.

      6. This Agreement will become effective on November 13, 1997 and shall continue in effect until November 13, 1999 and thereafter for successive twelve-month periods (computed from each November 1), provided that such continuation is specifically approved at least annually by our Board of Directors or by a majority vote of the holders of our outstanding voting securities, as defined in the 1940 Act, and, in either case, by a majority of those of our directors who are neither party to this Agreement nor, other than by their service as directors of the corporation, interested persons, as defined in the 1940 Act, of any such person who is party to this Agreement. Upon effectiveness of this Agreement, it shall supersede all previous Agreements between us covering the subject matter hereof. This Agreement may be terminated at any time, without the payment of any penalty, by vote of a majority of our outstanding voting securities as defined in the 1940 Act, or by a vote of majority of our entire Board of Directors, on sixty days' written notice to you, or by you on sixty days' written notice to us.

      7. This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged by you and this Agreement shall terminate automatically in the event of any such transfer, assignment, sale, hypothecation or pledge by you. The terms "transfer", "assignment" and "sale" as used in this paragraph shall have the meanings ascribed thereto by governing law and in applicable rules or regulations of the Securities and Exchange Commission.

      8. Except to the extent necessary to perform your obligations hereunder, nothing herein shall be deemed to limit or restrict your right, or the right of any of your officers, directors or employees who may also be a director, officer or employee of ours, or a person affiliated with us, as defined in the Act, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

      If the foregoing is in accordance with your understanding, you will kindly so indicate by signing and returning to us the enclosed copy hereof.

                                    Very truly yours,

                                    OLD WESTBURY FUNDS, INC.
                                    Old Westbury Core Equities Fund


                                    By:  /s/ C. Christine Thomson
                                    Name:  C. Christine Thomson
                                    Title:  Vice President

ACCEPTED:  November 13, 1997

BESSEMER TRUST COMPANY, N.A.

By:  /s/ Robert C. Elliott
Name:  Robert C. Elliott
Title:  Senior Executive Vice President